                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant                            [X]
Filed by a Party other than the Registrant         [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Section 240.14a-12

                                 PMR CORPORATION
     -----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1.  Title of each class of securities to which transaction applies:

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    2.  Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    4.  Proposed maximum aggregate value of transaction:

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    5.  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.  Amount Previously Paid:

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

                                 PMR CORPORATION
                        501 WASHINGTON STREET, 5TH FLOOR
                           SAN DIEGO, CALIFORNIA 92103

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 19, 2000

TO THE STOCKHOLDERS OF PMR CORPORATION:

        NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of PMR Corporation, a Delaware corporation ("PMR"), will be held on Thursday, October 19, 2000 at 10:00 o'clock a.m., local time, at PMR's offices at 501 Washington Street, 5th Floor, San Diego, California (the "Annual Meeting") for the following purposes:

        1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders;

        2. To ratify the appointment of Ernst & Young LLP as independent auditors of PMR for the fiscal year ending April 30, 2001; and

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

       The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

       The Board of Directors has fixed the close of business on August 21, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ MARK P. CLEIN
                                          --------------------------------------
                                          Mark P. Clein
                                          Chief Executive Officer

San Diego, California
August 24, 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 PMR CORPORATION
                        501 WASHINGTON STREET, 5TH FLOOR
                           SAN DIEGO, CALIFORNIA 92103

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 19, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of PMR Corporation, a Delaware corporation ("PMR" or the "Company"), for use at the Annual Meeting of Stockholders to be held on October 19, 2000, at 10:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices at 501 Washington Street, 5th Floor, San Diego, California 92103. The Company intends to mail this proxy statement and accompanying proxy card on or about October 2, 2000, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by personal solicitation, telephone, telegram or other means of electronic communication by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

        Only holders of record of Common Stock at the close of business on August 21, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business August 21, 2000, the Company had outstanding and entitled to vote 7,048,017 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office at 501 Washington Street, 5th Floor, San Diego, California, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

        The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is April 26, 2001. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2001 Annual Meeting of Stockholders notifies the Company of such matter prior to August 18, 2001, management of the Company will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.



                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        PMR's Amended and Restated Certificate of Incorporation and PMR's Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board is presently composed of seven members. There are two directors in the class whose term of office expires in 2000. The nominees for election to this class include Mr. Eugene D. Hill, III, currently a director of PMR who was previously elected by the stockholders, and Mr. Satish K. Tyagi. If elected at the Annual Meeting, each of the nominees would serve until the 2003 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

        Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS

EUGENE D. HILL, III

        Mr. Hill, 48, has served as a director of PMR since 1995. Mr. Hill is a Partner with Schroder Ventures Life Sciences, a venture capital firm, since April 1999. Previously, Mr. Hill was with Accel Partners, a venture capital firm, since 1994 and a General Partner of the firm since 1995, where he focused on healthcare service investments. Prior to that time, he was President of Behavioral Health at United HealthCare Corporation from 1992 to 1994. From 1988 to 1992, he served as President and CEO of U.S. Behavioral Health, a managed behavioral healthcare company he built from a start-up to a national enterprise. Previously Mr. Hill was the President and Chairman of Sierra Health and Life Insurance Company. Prior to Sierra, he served as the Administrator of the Southern Nevada Memorial Hospital and the Boston City Hospital. He has been a managed healthcare consultant and venture capital advisor, and serves on the Boards of Directors of Paidos Health Management, ForHealth, US Pathology Labs, Cogent Healthcare, Navix Radiology Systems, Phase Forward, Easy Chem and Cadent. He is a graduate of Middlebury College, received his M.B.A. in health care administration from Boston University and has completed Harvard University's Executive Program in Health Systems Management.



                                       2.

SATISH K. TYAGI

        Mr. Tyagi, 44, is currently a Principal at Delta Capital & Resources, a financial advisory and strategic consulting firm, since May 2000. From July 1997 to April 2000, Mr. Tyagi was a Managing Director, Institutional Research, at SG Cowen Securities Corp. covering the HCIT/E-Health and Pharmacy Benefits Management industry segments. Previously, Mr. Tyagi was Managing Director, Equity Research, with Jefferies & Company, Inc. from July 1995 to June 1997. Mr. Tyagi serves on the Board of Directors of Penchart Corporation. Mr. Tyagi holds a Masters of Business Administration degree in Finance from the Stern School, New York University and a Bachelors degree in Economics from the University of Delhi, New Delhi.



                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE



DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING  OF STOCKHOLDERS

SUSAN D. ERSKINE

        Ms. Erskine, 47, was a co-founder of PMR in May 1988 and has been Executive Vice President, Secretary and a director of PMR since October 31, 1989. Ms. Erskine previously served in several operational and marketing management positions with acute care hospitals and health care management organizations. She holds a Master's degree in Health Science and completed post graduate work at Stanford University in Education and Psychology. She has extensive experience in program development, marketing and management of psychiatric programs, both inpatient and outpatient.

RICHARD A. NIGLIO

        Mr. Niglio, 57, has been a director of PMR since 1992. In June 2000, Mr. Niglio was appointed as President, Chief Executive Officer and a Director of Chumbo Holdings, Inc. From June 1998 until August 1999, he was Chairman and Chief Executive Officer of Equities Enterprises, Inc. From 1987 until May 1998, he was Chairman and Chief Executive Officer of Children's Discovery Centers of America, Inc. From 1982 until March 1987, he was President, Chief Executive Officer and a director of Victoria Station Incorporated. Prior to that time he held various executive positions with several major publicly held companies such as International Multifoods and Kentucky Fried Chicken Corporation. Mr. Niglio currently serves on the Boards of Directors of ShipExact.com, Inc., a private company providing fulfillment and other outsourcing services to the the e-commerce industry, and VCExperts.com, Inc., a venture capital infoportal and services company.



                                       3.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING  OF STOCKHOLDERS

ALLEN TEPPER

        Mr. Tepper, 52, was a co-founder of PMR in May 1988 and has served as Chairman of the Board of PMR since October 31, 1989. Mr. Tepper previously served as Chief Executive Officer of PMR from October 1989 to May 1999, and as President from October 1989 to April 1997. Mr. Tepper was a co-founder of Consolidated Medical Corp. in 1979, which was engaged in outpatient clinic management for acute care hospitals in the Philadelphia area. The company was sold to the Berwind Corporation in 1984 and Mr. Tepper remained with the company until December 1986 as Senior Vice President. Mr. Tepper serves as Chairman of the Board of Paidos Health Management Services, Inc., a privately-held neo-natal managed care company. Mr. Tepper holds a Masters of Business Administration degree from Northwestern University and a Bachelors degree from Temple University.

CHARLES C. MCGETTIGAN

        Mr. McGettigan, 55, has been a director of PMR since 1992. Mr. McGettigan was a co-founder in November 1988 and remains a Managing Director of McGettigan, Wick & Co., Inc., an investment banking firm. He is a general partner of Proactive Investment Managers, L.P., a limited partnership which, through its holdings, is a principal stockholder of PMR. See "Security Ownership of Certain Beneficial Owners and Management." Mr. McGettigan has previously served as an investment banker with Blyth Eastman Dillon & Co. (1970-1980); Dillon, Read & Co., Inc. (1980-1982); Woodman, Kirkpatrick & Gilbreath (1983-1984); and Hambrecht & Quist (1984-1988). Mr. McGettigan serves on the Boards of Directors of Cuisine Solutions, Inc., Modtech, Inc., Onsite Energy, Sonex Research, Tanknology -- NDE, and Wray-Tech Instruments.

MARK P. CLEIN

        Mark P. Clein, 41, has been a director of PMR since 1999. Mr. Clein has served as Chief Executive Officer of PMR since May 14, 1999, and previously served as Executive Vice President and Chief Financial Officer of PMR from May 1996 to May 1999. Prior to joining PMR, Mr. Clein was a Managing Director of Health Care Investment Banking for Jefferies & Co., an investment banking firm, from August 1995 to May 1996. Previously, Mr. Clein was a Managing Director of the investment banking firms of Rodman & Renshaw, Inc.(March 1995 to August
1995) and Mabon Securities Corp.(March 1993 to March 1995) and served as a Vice President with Sprout Group, an affiliate of Donaldson, Lufkin and Jenrette, Inc. (May 1991 to March 1993), and a Vice President and partner with Merrill Lynch Venture Capital, Inc. (1982 to February 1990 and August 1990 to February
1991). Mr. Clein holds a Masters of Business Administration degree from Columbia University and a Bachelors degree from the University of North Carolina.



BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended April 30, 2000 the Board of Directors held five (5) meetings. The Board has an Audit Committee, Compensation Committee, and a Privacy and Compliance Committee.

        The Audit Committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) selecting the independent auditors for PMR, (2) reviewing the scope of the audit to be conducted by the independent auditors, (3) meeting with the independent auditors concerning the results of their audit, and (4) overseeing the scope and accuracy of PMR's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for PMR. The members of the Audit Committee during fiscal year 2000 were Messrs. Hill and McGettigan (Chairman). The Audit Committee conducted two (2) meetings during fiscal year 2000.

        The Compensation Committee is responsible for continually reviewing PMR's compensation and benefit programs and making recommendations regarding these programs to the Board from time to time. The Committee



                                       4.

consists of Messrs. Niglio (Chairman) and Hill. The Compensation Committee conducted one (1) meeting during fiscal year 2000.

        The Privacy and Compliance Committee has primary responsibility for corporate compliance oversight of PMR and issues related to the Company's health information business. The Committee consists of Messrs. Hill (Chairman), McGettigan, Niglio, Fred D. Furman, President, and Ms. Vivianne Bonora, Assistant General Counsel and Corporate Compliance Officer. The Privacy and Compliance Committee conducted four (4) meetings during fiscal year 2000.

        During the fiscal year ended April 30, 2000, each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by each of the committees on which he or she served.



                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed Ernst & Young LLP as PMR's independent auditors for the fiscal year ending April 30, 2001 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the appointment of Ernst & Young LLP as PMR's independent auditors is not required by PMR's Amended and Restated Bylaws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the PMR stockholders for ratification as a matter of good corporate practice. If PMR's stockholders fail to ratify the appointment, the Board's Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of PMR and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 2



                                       5.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of PMR's Common Stock as of August 14, 2000, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of PMR as a group; and (iv) all those known by PMR to be beneficial owners of more than five percent of PMR's Common Stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, PMR believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except as otherwise indicated, the address of each holder identified below is in care of PMR, 501 Washington Street, 5th Floor, San Diego, California 92103.

                                                                      BENEFICIAL OWNERSHIP(1)
                                                                     ------------------------
                                                                     NUMBER OF     PERCENT OF
BENEFICIAL OWNER                                                      SHARES         TOTAL
---------------------------------------------------------------      ---------     ----------
Persons and entities affiliated with Proactive Investment
Managers, L.P.(2)(3)(4) .......................................      1,474,993          20.8
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Jon D. Gruber(2)(3) ...........................................      1,297,743          18.4
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
J. Patterson McBaine(2)(4) ....................................      1,286,243          18.2
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Robert Fleming, Inc.(5) .......................................        656,310           9.3
  320 Park Avenue - 11th Floor
  New York, NY 10022
Myron A. Wick III(2) ..........................................        571,946           8.1
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Dimensional Fund Advisors Inc.(6) .............................        438,300           6.2
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Paul H. O'Leary(7) ............................................        373,500           5.3
  One Penn Plaza, Suite 4720
  New York, NY 10119
Allen Tepper(8) ...............................................        974,952          13.6
Charles C. McGettigan(2) ......................................        630,121           8.9
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Mark P. Clein .................................................        544,630           7.5
Fred D. Furman ................................................        344,348           4.9
Susan D. Erskine(9) ...........................................        181,919           2.6
Richard A. Niglio .............................................         87,088           1.2
Daniel L. Frank ...............................................         48,500             *
Eugene D. Hill, III ...........................................         64,500             *
Satish Tyagi ..................................................              0             *
All executive officers and directors as a group ...............      2,876,058          37.7

----------

* Less than one percent.

(1) Applicable percentages of ownership are based on 7,048,017 shares of PMR Common Stock outstanding on August 14, 2000, adjusted as required by rules promulgated by the SEC. Under the rules, shares are



                                       6.

        deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Ms. Erskine and Messrs. Tepper, McGettigan, Clein, Furman, Niglio and Hill include 54,450, 94,710, 45,000, 246,630, 43,586,
        45,000 and 45,000 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 574,376 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(2) Charles C. McGettigan, a director of PMR since 1992, Jon D. Gruber, J. Patterson McBaine, and Myron A. Wick III are general partners of Proactive Investment Managers, L.P. Proactive Investment Managers, L.P. is the general partner of Proactive Partners, L.P. and Fremont Proactive Partners, L.P. Shares beneficially owned include (i) 506,830 shares held by Proactive Partners, L.P., (ii) 42,041 shares held by Fremont Proactive Partners, L.P., (iii) with respect to Mr. McGettigan, 81,250 shares held by Mr. McGettigan, (iv) with respect to Messrs. Gruber and McBaine, 664,447 shares held by entities controlled by Messrs. Gruber and McBaine (which include (A) 424,747 shares held by Lagunitas Partners L.P., a limited partnership of which an entity controlled by Messrs. Gruber and McBaine is the controlling general partner and (B) 239,700 shares held by entities controlled by Messrs. Gruber and McBaine and in various accounts managed by an investment advisor controlled by Messrs. Gruber and McBaine), (v) with respect to Mr. Gruber, 84,425 shares held by Mr. Gruber, (vi) with respect to Mr. McBaine, 72,925 shares held by Mr. McBaine and (vii) with respect to Mr. Wick, 23,075 shares held by Mr. Wick. Proactive Investment Managers, L.P. and its general partners, Messrs. McGettigan, Gruber, McBaine and Wick, share voting and investment power of the shares and may be deemed to be beneficial owners of the shares held by Proactive Partners, L.P. and Fremont Proactive Partners, L.P. Messrs. McGettigan, Gruber, McBaine and Wick disclaim beneficial ownership of any shares held by Proactive Investment Managers, L.P., Proactive Partners, L.P., Fremont Proactive Partners, L.P. or other entities they control or for which they exercise voting and investment power as described above, except to the extent of their respective interests in such shares arising from their pecuniary interest in such partnerships.

(3) Includes 64,625 shares over which Mr. Gruber shares ownership with his wife, 6,200 shares over which Mr. Gruber has sole voting and investment power as a trustee for a foundation, 4,000 shares over which Mr. Gruber has sole voting and investment power as a trustee of accounts for the benefit of his children and 2,000 shares held by Mr. Gruber's wife.

(4) Includes 5,500 shares over which Mr. McBaine has shared ownership with his wife, 4,000 shares over which Mr. McBaine and his wife share voting and investment power as trustees for a foundation, 2,000 shares held by Mr. McBaine's child who lives with Mr. McBaine and 4,000 shares held by Mr. McBaine's child, over which shares Mr. McBaine has voting and investment power.

(5) Based solely on the Schedule 13G/A filed with the SEC on February 9, 2000, Robert Fleming, Inc. is the beneficial owner of 656,310 shares as a result of acting as an investment advisor. Robert Fleming, Inc. has shared dispositive power over, and shared power to vote or to direct voting of, such shares.

(6) Based solely on the Schedule 13G filed with the SEC on February 3, 2000, Dimensional Fund Advisors Inc. is the beneficial owner of 438,300 shares as a result of acting as an investment advisor to certain investment companies, commingled group trusts and separate accounts (together, the "Funds"). Dimensional Fund Advisors Inc. possesses voting and/or investment power over the shares, all of which are owned by the Funds. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such shares.

(7) Based solely on the Schedule 13D filed with the SEC on March 2, 2000 by Paul H. O'Leary, Raffles Associates, L.P. directly owns 351,900 shares and Channel Partnership II, L.P. directly owns 21,600 shares. Mr. O'Leary is a general partner of both Raffles Associates, L.P. and Channel Partnership II, L.P. and may be deemed to have beneficial ownership and control of the shares held by such entities. Mr. O'Leary disclaims beneficial ownership of a portion of the shares held by Raffles Associates, L.P. and Channel Partnership II, L.P.



                                       7.

(8) Includes 9,076 shares held by Mr. Tepper, 856,166 shares held by Mr. Tepper as Trustee FBO Tepper Family Trust and 15,000 shares held by Mr. Tepper and Ms. Tepper as Trustees FBO The Tepper 1996 Charitable Remainder Trust UA DTD 11/19/96.

(9) Includes 120,469 shares held by the Erskine Family Trust and 7,000 shares held by Ms. Erskine's spouse, William N. Erskine, who has sole voting and dispositive power over such shares and as to which Ms. Erskine disclaims beneficial ownership.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires PMR's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of PMR equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of PMR Common Stock and other equity securities of PMR. PMR officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish PMR with copies of all Section 16(a) reports they file.

        To PMR's knowledge, based solely on a review of the copies of such reports furnished to PMR and written representations that no other reports were required the following persons failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act: (i) Mr. McGettigan, a director of the Company, failed to file a required Form concerning the sale of 20,250 shares of Common Stock in April 2000; (ii) Mr. Wick, who may be deemed a beneficial owner of more than ten percent of the Company's Common Stock based on his relationship as a general partner of Proactive Investment Managers, L.P. (see "Security Ownership of Certain Beneficial Owners and Management"), failed to file a required Form concerning the purchase of 20,250 shares of Common Stock in April 2000; (iii) Mr. Hill, a director of the Company, failed to make a timely filing on Form 5 for the fiscal year ended April 30, 1999 concerning the repricing of certain stock options which had an exercise price above $8.00 per share and were exchanged for stock options covering an equivalent number of shares; (iv) Mr. McBaine, who may be deemed a beneficial owner of more than ten percent of the Company's Common Stock based on his relationship as a general partner of Proactive Investment Managers, L.P. (see "Security Ownership of Certain Beneficial Owners and Management"), failed to file the required Forms concerning (A) the purchase of 3,000 shares of Common Stock in May 1999, (B) the purchase of 100 shares of Common Stock in June 1999, and (C) purchases of 1,500 shares of Common Stock and 500 shares of Common Stock in July 1999; (v) Mr. Gruber, who may be deemed a beneficial owner of more than ten percent of the Company's Common Stock based on his relationship as a general partner of Proactive Investment Managers, L.P. (see "Security Ownership of Certain Beneficial Owners and Management"), failed to file a required Form concerning the purchase of 1,500 shares of Common Stock in July 1999; (vi) entities controlled by Messrs. Gruber and McBaine and in various accounts managed by an investment advisor controlled by Messrs. Gruber and McBaine failed to file the required Forms concerning (X) the purchase of 400 shares of Common Stock in June 1999, (Y) purchases of 1,500 shares of Common Stock, 5,500 shares of Common Stock and 4,500 shares of Common Stock in July 1999, and (Z) the sale of 1,500 shares of Common Stock in January 2000; and (vii) Lagunitas Partners L.P., a limited partnership of which an entity controlled by Messrs. Gruber and McBaine is the controlling general partner, failed to file a required Form concerning the purchase of 1,500 shares of Common Stock in January 2000.



                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        The employee-directors of PMR receive no fees or other compensation in connection with their services as directors. PMR has adopted an informal policy to pay a fee of $500 to each non-employee director who attends a regularly scheduled or special meeting of the Board and to pay expenses for attendance at any such meeting. For the fiscal year ended April 2000, Messrs. Hill, McGettigan, and Niglio each received such payments in an aggregate amount of $2,500, and Mr. Frank received payment in an amount of $500, and PMR paid their expenses in connection with attendance at meetings.



                                       8.

OUTSIDE DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN OF 1992

        Each non-employee director of PMR receives stock option grants under the Outside Directors' Non-Qualified Stock Option Plan of 1992 (the "Outside Directors' Plan"). Only non-employee directors of PMR are eligible to receive options under the Outside Directors' Plan. Options granted under the Outside Directors' Plan are intended by PMR not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code").

        Option grants under the Outside Directors' Plan are non-discretionary. As of the date of the regular meeting of the Board of Directors closest to August 3rd of each year, each member of PMR's Board who is not an employee of PMR is automatically granted under the Outside Directors' Plan, without further action by PMR, the Board or the stockholders of PMR, an option to purchase 15,000 shares of Common Stock of PMR. The Board may also grant options at any other time under the Outside Directors' Plan. The exercise price of options granted under the Outside Directors' Plan must be at least 100% of the fair market value of the PMR Common Stock subject to the option on the date of the option grant. Options granted under the Outside Directors' Plan are immediately exercisable as to 30% of the option shares and the remaining 70% of the option shares become exercisable in equal installments on each of the first, second and third anniversary of the option grant date in accordance with the terms of the Outside Directors' Plan. In the event of certain mergers of PMR with or into another corporation or certain other consolidation, acquisition of assets or other change-in-control transactions involving PMR, the vesting period of each option will accelerate.

        On August 23, 2000, the Board granted options covering 15,000 shares of Common Stock of PMR to each of Messrs. McGettigan, Niglio, Frank and Hill, at the exercise price per share of $2.4375 (the fair market value based on the closing sales price reported on the Nasdaq National Market on that date).

1997 EQUITY INCENTIVE PLAN

        Option grants under the 1997 Equity Incentive Plan (the "Incentive Plan") are discretionary by the Board of Directors. The exercise price of options granted under the Incentive Plan must be at least 100% of the fair market value of the Common Stock subject to the option on the grant date for incentive stock options and at least 85% of the fair market value of the Common Stock subject to the option on the grant date for nonstatutory stock options and restricted stock purchases. Options granted under the Incentive Plan are exercisable as determined by the Board. Options granted to an employee who is a director of the Company become immediately exercisable upon certain change in control transactions. Options granted to an employee who is not a director become immediately exercisable following certain change in control transactions if, within one year of the change in control of the Company, (i) the optionee's employment is terminated other than for cause or (ii) the optionee's employment is constructively terminated.

        During the last fiscal year, the Company granted stock options to Named Executive Officers (as defined below) and employee-directors of the Company. See " -- Stock Option Grants and Exercises" and "Certain Relationships and Related Transactions -- Grant of Options to Certain Directors and Executive Officers" for a description of the terms of such stock options.

COMPENSATION PURSUANT TO PLANS

        The Company maintains a tax-deferred retirement plan under Section 401(k) of the Code for the benefit of all employees meeting minimum eligibility requirements (the "401(k) Plan"). Under the 401(k) Plan, each employee may defer up to fifteen percent (15%) of pre-tax earnings, subject to certain limitations. The Company will match fifty percent (50%) of an employee's deferral to a maximum of three percent (3%) of an employee's gross salary. PMR's matching contribution vests over a five (5) year period. For the years ended April 30, 2000, 1999 and 1998, the Company contributed $236,000, $272,000 and $265,000, respectively, to match employee deferrals. Of these amounts, $23,987, $10,068 and $20,482, respectively, were contributed to match deferrals of the Named Executive Officers (as defined below) of PMR.



                                       9.

SUMMARY OF COMPENSATION

        The following table shows for the fiscal years ended April 30, 2000, 1999 and 1998, compensation awarded or paid to, or earned by, PMR's Chief Executive Officer and its other four most highly compensated executive officers at April 30, 2000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                 ANNUAL COMPENSATION      COMPENSATION
                                               ------------------------   -------------
                                                                           SECURITIES     ALL OTHER
                                                                           UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR    SALARY ($)(1)   BONUS($)     OPTIONS(#)      ($)(2)
---------------------------            ----    -------------   --------   -------------  ------------
Allen Tepper                           2000       175,000             0            --         4,800
Chairman of the Board                  1999       175,000             0            --         2,047
                                       1998       175,000             0             0         4,750

Mark P. Clein                          2000       200,000       200,000       425,000         5,113
Chief Executive Officer                1999       150,000             0       100,000         2,062
                                       1998       150,000             0             0         6,423

Fred D. Furman                         2000       192,000       192,000       200,000         4,914
President and General Counsel          1999       160,500             0       100,000         2,809
                                       1998       160,500             0             0         4,559

Susan D. Erskine                       2000       180,000             0        40,000         5,263
Executive Vice President -             1999       150,000             0       100,000         3,150
Development and Secretary              1998       130,000             0             0         4,750

Daniel L. Frank(3)                     2000       149,894             0            --       183,897
Executive Vice President               1999       150,000             0       250,000            --
                                       1998       150,000             0             0            --

(1) In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus shown in the table.

(2) With respect to the Named Executive Officers other than Mr. Frank, represents matching contributions by PMR under the 401(k) Plan. With respect to Mr. Frank, represents matching contributions by PMR under the 401(k) Plan and other compensation (see, footnote (3) below).

(3) As of January 31, 2000, Mr. Frank is no longer an executive officer or employee of the Company. Pursuant to Mr. Frank's employment agreement with the Company, Mr. Frank received a lump-sum payment equal to one (1) year of his base salary, $180,000, at the time of termination.



                                      10.

STOCK OPTION GRANTS AND EXERCISES

        The Company grants options to its executive officers under the Incentive Plan. As of August 14, 2000, options to purchase 1,859,296 shares were outstanding under the Incentive Plan and 749,624 shares remained available for grant under the Incentive Plan.

        The following tables show for the fiscal year ended April 30, 2000, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                                % of
                                Total                                      POTENTIAL REALIZABLE
                               Options                                       VALUE OF ASSUMED
                               Granted                                    ANNUAL RATES OF STOCK
                 Number of        to                                      PRICE APPRECIATION IN
                Securities    Employees                                       OPTION TERM
                Underlying    in Fiscal      Exercise     Expiration     ----------------------
  Name          Options (#)      Year       Price($/SH)      Date         5% ($)        10% ($)
  ----          -----------   ----------    -----------   -----------    --------      --------
Mr. Tepper             --            --            --            --            --            --
Mr. Clein         111,498         10.86        3.1875       8/24/09       223,509       566,416

                   38,502          3.75        3.1875       8/24/09        77,181       195,592

                  275,000         26.78          1.70      11/23/09       428,392       959,058

Mr. Furman         200,00         19.47          1.70      11/23/09       311,558       697,497

Ms. Erskine        40,000          3.89          2.00      11/23/09        50,312       127,499

Mr. Frank              --            --            --            --            --            --



                                      11.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,

                        AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                      SHARES         VALUE           UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                    ACQUIRED ON     REALIZED         AT FISCAL YEAR-END (#)      AT FISCAL YEAR-END ($)(2)
   NAME             EXERCISE(#)      ($)(1)        EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-----------         -----------     --------       -------------------------     -------------------------
Mr. Tepper                  0              0               94,710/0                        0/0
Ms. Erskine            73,116        131,527            54,450/100,000                     0/0
Mr. Furman            300,762        409,813            43,020/118,740                    0/35
Mr. Clein             275,000        546,563            216,630/261,090                 0/112,500
Mr. Frank              36,000         60,750             76,000/3,500                      0/0

(1) Based on the fair market value per share of PMR Common Stock (the closing sales price reported by the Nasdaq National Market) at the date of exercise, less the exercise price.

(2) Based on the fair market value per share of PMR Common Stock ($4.50) at April 30, 2000, less the exercise price, multiplied by the number of shares underlying the option.

                              EMPLOYMENT CONTRACTS

        The Company and each of Messrs. Clein and Furman and Ms. Erskine entered into agreements dated August 25, 1999 (the "Employment Agreements"), providing for, among other things, the employment of such Named Executive Officer until August 30, 2000. On August 30, 2000 and each year thereafter, the term of the Employment Agreements will automatically be extended by one year unless notice has been otherwise provided. The Employment Agreements provide for an annual salary, subject to such increases as the Board of Directors of the Company may from time to time determine, and permit the Board of Directors, in its sole discretion, to provide a bonus to such Named Executive Officers. The Employment Agreements provide that during the term of such Named Executive Officer's employment thereunder and for a period of one year immediately following termination of such employment, such Named Executive Officer will not solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company. The Employment Agreements provide that if such Named Executive Officer's employment is terminated (i) by the Company without Cause (as defined in the Employment Agreement), (ii) by such Named Executive Officer for Good Reason (as defined in the Employment Agreement) or (iii) by the Company's notification of non-renewal prior to the date of automatic renewal, such Named Executive Officer is entitled to additional compensation upon termination in the form of a lump sum payment and, if eligible, periodic payments for a specified period of time or until such Named Executive Officer begins employment with another company or business.



                REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                          ON EXECUTIVE COMPENSATION(1)

        The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to PMR's executive compensation policies. The Committee consists of outside directors Messrs. Niglio and Hill.

EXECUTIVE OFFICER COMPENSATION PROGRAM

        PMR's executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership in PMR; (ii) to attract and retain superior


----------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of PMR under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.



                                      12.

executives by providing them with the opportunity to earn total compensation packages that are competitive with the industry; (iii) to reward individual results by recognizing performance through salary, annual cash incentives and long-term stock based incentives; and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

        The components of PMR's compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, (iii) incentive compensation in the form of stock options, and (iv) participation in PMR's 401(k) Plan. An explanation of the 401(k) Plan appears at "Executive Compensation -- Compensation Pursuant to Plans."

        BASE SALARY. Base salary levels for the PMR's executive officers are determined, in part, through comparisons with companies in the outpatient service industry, other companies with which PMR competes for personnel, and general geographic market conditions. Additionally, the Committee evaluates individual experience and performance and the overall performance of PMR. The Committee reviews each executive's salary on an annual basis and may increase each executive's salary based on (i) the individual's increased contribution to PMR over the preceding year; (ii) the individual's increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

        ANNUAL CASH BONUSES. The Committee recommends the payment of bonuses from time-to-time to PMR's employees, including its executive officers, to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if PMR achieves or exceeds certain corporate performance objectives relating to net income and/or cash flow. Accrued monthly, depending on the earnings of PMR, is a cash bonus pool to be paid out after fiscal year end. The size of the cash bonus to each executive officer is based on the individual executive's performance during the preceding year.

        STOCK OPTIONS. PMR believes that a key component to the compensation of its executive officers should be through stock options. Stock options utilized by PMR for this purpose have been designed to provide an incentive to these employees by allowing them to directly participate in any increase in the long-term value of PMR. This incentive is intended to reward, motivate and retain the services of executive employees. PMR has historically rewarded its executive employees through the grant of Incentive Stock Options and Nonstatutory Stock Options.

        Incentive Stock Options are allocated to both executive and non-executive employees on an annual basis by either the Committee or the Board. PMR's 1997 Equity Incentive Plan (the "Incentive Plan") provides for the grant of up to an aggregate 3,000,000 Options, of which 2,235,156 had been granted as of April 30, 2000. Incentive Stock Options are granted with exercise prices equal to the prevailing market value of PMR's common stock on the date of grant, have 10-year terms and are subject to vesting periods established from time to time by the Committee. Incentive Stock Options granted to holders of 10% or more of PMR's stock are granted with exercise prices equal to 110% of the prevailing market value of PMR's common stock on the date of grant and have terms of 5 years.

        PMR has also granted Nonstatutory Stock Options on occasion, generally, in circumstances where the grant of the option may not satisfy certain of the technical criteria for an Incentive Stock Option. Through April 30, 2000, PMR had granted 475,000 Nonstatutory Stock Options to executive personnel under the Incentive Plan. See "Executive Compensation -- 1997 Equity Incentive Plan."

        The Committee employs no particular set of mechanical criteria in awarding stock options. Rather, it evaluates a series of factors including: (i) the overall performance of PMR for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to PMR on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in PMR's industry; and (vi) that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.



                                      13.

CEO COMPENSATION

        Mr. Clein's base salary has been and will continue to be adjusted from time-to-time in accordance with the criteria for the determination of executive officer compensation as described above in the section captioned "Base Salary." In setting the compensation for Mr. Clein for fiscal year 2000, PMR sought to retain a key executive officer while continuing to tie a significant percentage of his compensation to company performance.

                                           By the Compensation Committee
                                           Richard A. Niglio
                                           Eugene D. Hill, III



                                      14.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        PMR's Compensation Committee consists of Messrs. Niglio and Hill, each of whom is a non-employee director. There were no compensation committee interlock relationships during the fiscal year ended April 30, 2000. All directors of PMR, including Messrs. Niglio and Hill, have options to purchase shares of PMR's Common Stock. See "Executive Compensation -- Outside Directors' Non-Qualified Stock Option Plan of 1992" and "Executive Compensation -- 1997 Equity Incentive Plan."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GRANT OF OPTIONS TO CERTAIN DIRECTORS AND EXECUTIVE OFFICERS

        Directors and members of management of PMR have been granted options to purchase PMR Common Stock. See "Executive Compensation -- Outside Directors' Non-Qualified Stock Option Plan of 1992," "Executive Compensation -- 1997 Equity Incentive Plan" and "Executive Compensation -- Stock Option Grants and Exercises." On August 25, 1999, the Board granted Mr. Clein a stock option to purchase 150,000 shares of common stock at an exercise price of $3.1875 per share (the closing price of PMR's common stock on the date of the grant) in connection with his employment as Chief Executive Officer. The shares under the option become exercisable upon the earlier of the achievement of certain performance-based vesting criteria or seven years. On November 24, 1999, the Board granted Messrs. Clein and Furman non-statutory stock options to purchase 275,000 and 200,000 shares, respectively, of PMR Common Stock under the Incentive Plan, at an exercise price per share of $1.70. In addition, on November 24, 1999, the Board granted Ms. Erskine an incentive stock option to purchase 40,000 shares of PMR Common Stock at an exercise price of $2.00 per share (the closing price of PMR's common stock on the date of grant) under the Incentive Plan.

INDEBTEDNESS OF CERTAIN EXECUTIVE OFFICERS

        In January 2000, the Company loaned Messrs. Clein and Furman $467,500 and$684,750, respectively, pursuant to promissory notes for the purchase of stock from the exercise of stock options (the "Stock Notes"). The Stock Notes, due December 31, 2004, bear interest at the rate of 6.21% per annum and are with recourse in addition to being secured by stock under respective pledge agreements. The Company also received promissory notes from Messrs. Clein and Furman for up to $257,208 and $193,311, respectively, for tax liabilities related to the purchase of such stock (the "Tax Notes"). The Tax Notes, due December 31, 2004, bear interest at the rate of 6.21% and are secured by respective stock pledges, but are otherwise without recourse. As of August 14, 2000, Messrs. Clein and Furman owed $55,000 and $237,000, respectively, under the Stock Notes and $198,159 and $148,442, respectively, under the Tax Notes.



                                      15.

                      PERFORMANCE MEASUREMENT COMPARISON(1)

        The following graph and table show the total stockholder return of an investment of $100 in cash on April 30, 1995 for PMR's Common Stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. All values assume reinvestment of the full amount of all dividends and are calculated as of April 30, of each year:




                              [PERFORMANCE GRAPH]




Fiscal Year                   4/95      4/96       4/97     4/98      4/99     4/2000
-----------                  -------   -------   -------   -------   -------   -------
PMR Corporation              $100.00   $256.00   $521.00   $393.00   $113.00   $131.00
Nasdaq Stock Market (U.S.)   $100.00   $143.00   $151.00   $226.00   $309.00   $471.00
Nasdaq Health Services       $100.00   $156.00   $121.00   $153.00   $112.00   $ 94.00


----------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of PMR under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.



                                      16.

                                  OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.



                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ MARK P. CLEIN
                                        ----------------------------------------
                                        Mark P. Clein
                                        Chief Executive Officer



August 24, 2000

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2000, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CHIEF EXECUTIVE OFFICER, PMR CORPORATION, 501 WASHINGTON STREET, 5TH FLOOR, SAN DIEGO, CALIFORNIA 92103.



                                      17.

                                PMR CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
    FOR THE ANNUAL MEETING OF STOCKHOLDERS -- TO BE HELD ON OCTOBER 19, 2000

    The undersigned hereby appoints Mark P. Clein and Susan Erskine, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of PMR Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of PMR Corporation to be held at PMR's offices at 501 Washington Street, 5th Floor, San Diego, California, on Thursday, October 19, 2000 at 10:00 o'clock a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED, FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

    PROPOSAL 1: To elect two directors to hold office until the 2003 Annual Meeting of Stockholders.

    [ ] FOR all nominees listed below (except as marked to      [ ] WITHHOLD AUTHORITY to vote for all nominees listed
        the contrary below)                                         below.

    NOMINEES: Eugene D. Hill, III and Satish K. Tyagi.

    TO WITHHOLD AUTHORITY TO VOTE FOR ABOVE-NAMED NOMINEE(S) WRITE NOMINEE(S)' NAME(S) BELOW:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

    PROPOSAL 2: To ratify selection of Ernst & Young LLP as independent auditors of PMR for its fiscal year ending April 30, 2001.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                                                Dated
                                                --------------------------------

                                                --------------------------------

                                                --------------------------------
                                                           Signatures

                                                Please sign exactly as your name
                                                appears hereon. If the stock is
                                                registered in the names of two
                                                or more persons, each should
                                                sign. Executors, administrators,
                                                trustees, guardians and
                                                attorneys-in-fact should add
                                                their titles. If signer is a
                                                corporation, please give full
                                                corporate name and have a duly
                                                authorized officer sign, stating
                                                title. If signer is a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE
            WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.